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                          THIRD SUPPLEMENTAL INDENTURE

     THIRD SUPPLEMENTAL INDENTURE (this "Third Supplemental Indenture"), dated as of March 14, 2002, between NVR, INC., a Virginia corporation (the "Company"), and U.S. Bank Trust National Association, a national banking association, as successor to the Bank of New York (the "Trustee"), as Trustee under the Base Indenture, the First Supplemental Indenture, and the Second Supplemental Indenture (each as hereinafter defined) and this Third Supplemental Indenture. Capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Base Indenture.

                                    RECITALS

     WHEREAS, the Company and the Trustee have heretofore executed and delivered to the Trustee an Indenture, dated as of April 14, 1998 (the "Base Indenture"), as amended and supplemented by the first supplemental indenture, dated as of April 14, 1998 (the "First Supplemental Indenture"), and the second supplemental indenture, dated as of February 27, 2001 (the "Second Supplemental Indenture" and, together with the Base Indenture and the First Supplemental Indenture, the "Indenture") pursuant to which the Company's 8% Senior Notes due 2005 were issued;

     WHEREAS, in accordance with Section 902 of the Base Indenture, the Company and the Trustee are authorized and permitted to amend and supplement the Indenture as set forth herein (the "Amendment"), with the consent of the Holders of not less than a majority in principal amount of all Outstanding Securities, and (1) the Holders of a majority in principal amount of all Outstanding Securities have consented to the Amendment and (2) all other requirements set forth in the Base Indenture to make this Third Supplemental Indenture effective have been satisfied; and

     WHEREAS, the Company and the Trustee deem it advisable to enter into this Third Supplemental Indenture for the purpose of amending the Indenture in order to provide the Company with greater flexibility to continue to repurchase shares of its outstanding common stock as part of its strategy of maximizing shareholder value.

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

     For and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of all Holders of the Notes as follows:

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     SECTION 1.01 AMENDMENT. Section 5.01 of the First Supplemental Indenture is
amended and restated in its entirety as follows:

     "Section 5.01 Limitations on Restricted Payments. Until the Notes are rated Investment Grade by both Rating Agencies, after which time the following covenant no longer shall be binding on the Company or any Restricted Subsidiary:

     (a) neither the Company nor any of its Restricted Subsidiaries shall, directly or indirectly, make any Restricted Payment, if, after giving effect thereto on a pro forma basis:

          (i) the Company could not Incur $1.00 of additional Indebtedness pursuant to provisions described in paragraph (b) of Section 5.02 hereof;

          (ii)  a Default or an Event of Default would occur or be continuing;
     or

          (iii) the aggregate amount of all Restricted Payments, including such proposed Restricted Payment, made by the Company and its Restricted Subsidiaries, from and after the Issue Date and on or prior to the date of such Restricted Payment, shall exceed the sum (the "Basket") of

                           (A) 50% of Consolidated Net Income of the Company for
                  the period (taken as one accounting period), commencing with the first full fiscal quarter which includes the Issue Date, to and including the fiscal quarter ended immediately prior to the date of each calculation for which internal financial statements are available (or, if Consolidated Net Income for such period is negative, then minus 100% of such deficit); plus

                           (B) 100% of the amount of any Indebtedness of the
                  Company or a Restricted Subsidiary Incurred after the Issue Date that is converted into or exchanged for Qualified Capital Stock of the Company after the Issue Date; plus

                           (C) to the extent that any Restricted Investment made
                  after the date of this First Supplemental Indenture is sold for cash or otherwise reduced or liquidated or repaid for cash, in whole or in part, the lesser of (1) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (2) the initial amount of such Restricted Investment; plus

                           (D) unless accounted for pursuant to clause (B)
                  above, 100% of the aggregate net proceeds (after payment of reasonable out-of pocket expenses, commissions and discounts incurred in connection

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                  therewith) received by the Company from the sale or issuance issuance (other than to a Subsidiary of the Company) of its Qualified Capital Stock after the Issue Date and on or prior to the date of such Restricted Payment; plus

                           (E) with respect to any Unrestricted Subsidiary that
                  is redesignated as a Restricted Subsidiary after the Issue Date in accordance with the definition of Unrestricted Subsidiary (so long as the designation of such Subsidiary as an Unrestricted Subsidiary was treated as a Restricted Payment made after the Issue Date and only to the extent not included in the calculation of Consolidated Net Income), an amount equal to the lesser of (x) the book value in accordance with GAAP of the Company's or a Restricted Subsidiary's Investment in such Subsidiary, and (y) the Designation Amount at the time of such Subsidiary's designation as an Unrestricted Subsidiary; plus

                           (F) 100% of tax benefits, if any, for the period
                  (taken as one accounting period), commencing with the first full fiscal quarter which includes the Issue Date, realized by the Company from stock option exercises and from the issuance of the Company's Qualified Capital Stock pursuant to equity-based employee benefit plans that are recorded as an increase to shareholders' equity in accordance with GAAP; plus

                           (G) $50,000,000.

                  (b) The foregoing clause (a) does not prohibit:

                           (i) the payment of any dividend within 60 days after
                  the date of its declaration if such dividend could have been made on the date of its declaration in compliance with the foregoing provisions;

                           (ii) the payment of cash dividends or other
                  distributions to any Equity Investor or joint venture participant of a Restricted Subsidiary with respect to a class of Capital Stock of such Restricted Subsidiary or joint venture owned by such Equity Investor or joint venture participant so long as the Company or its Restricted Subsidiaries simultaneously receive a dividend or distribution with respect to their Investment in such Restricted Subsidiary or joint venture either in U.S. Legal Tender or the same form as the dividend or distribution received by such Equity Investor or joint venture participant and in proportion to their proportionate interest in the same class of Capital Stock of such Restricted Subsidiary (or in the case of a joint venture that is a partnership or a limited liability

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                  company, as provided for in the documentation governing such joint venture), as the case may be;

                           (iii) repurchases or redemptions of Capital Stock of
                  the Company from any former directors, officers and employees of the Company in the aggregate up to $3,000,000 during any calendar year (provided, however, that any amounts not used in any calendar year may be used in any subsequent year);

                           (iv) the retirement of Capital Stock of the Company
                  or the retirement in Indebtedness of the Company, in exchange for or out of the proceeds of a substantially concurrent sale (other than a sale to a Subsidiary of the Company) of, other shares of its Qualified Capital Stock and the retirement of Capital Stock or Indebtedness of a Restricted Subsidiary in exchange for or out of the proceeds of a substantially concurrent sale of its Qualified Capital Stock, provided that, in each case, the amount of any such proceeds is excluded for purposes of clause (a)(iii)(D) above;

                           (v) repurchases by the Company of Capital Stock of
                  the Company (from Persons other than officers or directors of the Company) in one or more open market and/or privately negotiated transactions of up to $85,000,000 in the aggregate at any time or from time to time on or before March 31, 2002; provided that any such repurchases not made pursuant to this clause (v) on or before March 31, 2002 may not be made at any subsequent time; or

                           (vi) repurchases by the Company of Capital Stock of
                  the Company (from Persons other than executive officers or directors of the Company) in one or more open market and/or privately negotiated transactions of up to $100,000,000 in the aggregate at any time or from time to time from March 15, 2002 until June 1, 2003; provided, that any such repurchases not made pursuant to this clause (vi) on or before June 1, 2003 may not be made at any subsequent time.

                  Any Restricted Payment made in accordance with clauses (i) and
(iii) of this paragraph shall reduce the Basket. In calculating the Basket, any Restricted Payment not made in cash and any non-cash amounts received for purposes of clause (D) shall be valued at fair market value as determined in good faith by the Board of Directors, whose determination shall be conclusive and whose resolution with respect thereto shall be delivered to the Trustee promptly after the adoption thereof."

                  SECTION 1.02 NEW YORK LAW TO GOVERN. THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED


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IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS
MADE AND PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS THIRD SUPPLEMENTAL INDENTURE.

                  SECTION 1.03 EFFECTIVE DATE. This Third Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

                  SECTION 1.04 COUNTERPARTS. This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.


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                  IN WITNESS WHEREOF, the parties hereto have caused this Third
Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the date first above written.

Dated: March 14, 2002

                                         NVR, INC.



                                         By:  /s/ Dwight C. Schar
                                             -----------------------------------
                                             Name:  Dwight C. Schar
                                             Title: Chairman of the Board, Chief
                                                    Chief Executive Officer and
                                                    President



                                         By: /s/ Paul C. Saville
                                             -----------------------------------
                                             Name:  Paul C. Saville
                                             Title: Executive Vice President,
                                                    Chief Financial Officer and
                                                    Treasurer

Attest:
       ----------------------

Dated: March 14, 2002

                                         U.S. BANK TRUST NATIONAL
                                         ASSOCIATION, as Trustee



                                         By: /s/ Ignazio Tamburello
                                             -----------------------------------
                                             Name:  Ignazio Tamburello
                                             Title: Assistant Vice President


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